1 ALLIED HEALTHCARE ANNUAL SHAREHOLDER MEETING November 14, 2013

FY2013 REVIEW ▪ Continued Impact of Recession on Domestic Markets » Hospitals » Municipalities » Government Spending ▪ International Markets » Flat » Major Drop Off Venezuela ▪ Take Off in CO ₂ Absorbent Business 2

US Hospitals Cutting Manning and Purchases ▪ Medicare, Medicaid, private insurance reducing reimbursements to hospitals » Sequestration cut Medicare reimbursements by 2% ▪ New healthcare law further reduced Medicare payments to hospitals with high readmission rates. ▪ NIH Funding for research reduced by 5% - Sequestration. 3

US Hospitals Cutting Manning and Purchases - continued ▪ Inpatient hospital days have fallen 4% from prerecession levels. ▪ Baby Boomers moving into Medicare (age 65) with subsequent Medicare pays lower rates than private insurers. ▪ Federal Government payments for treating uninsured being phased out with Affordable Healthcare Act. 4

▪ Sequestration will pass. ▪ Hospitals will complete their restructuring to accommodate new revenue realities. ▪ Patient days will rise with new population of insured individuals. ▪ Hospitals will return to sustainable equipment purchase levels. 5

FY 2008 to FY 2013 (without non - recurring items) 6 Sales Decline ($16.3) million Profit Impact ($8.1) million Manufacturing/Purchasing Cost Reductions $3.2 million Overhead Cost Reduction $1.4 million New Decline In Pretax Profit ($3.5) million

GOING FORWARD 7 ▪ Continue developing new products to offset recessions’ sales declines. » Mass Casualty Ventilators: Failure in US Moderate Success Internationally » CO ₂ Absorbent Has taken off in FY 2013 Continued excellent growth in FY 2014 » New Full - featured cost effective transport ventilator under review by FDA. ▪ Continue Manufacturing/Purchasing Cost Reductions.

Non - GAAP Financial Measures ▪ The Company has presented its sales decline and decline in pre - tax profit from 2008 to 2013 to exclude non - recurring items described below. The Company believes that these non - GAAP measures are important because they eliminate non - recurring items not expected to occur in the future and allow for comparison of year - over - year performance. These non - GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should only be read in conjunction with our financial statements prepared in accordance with GAAP. ▪ For this comparison: » During 2008 the Company has not included approximately $1.7 million in sales revenue resulting from the agreement with Abbott Laboratories to cease the production of Baralyme. During 2013, the Company has not included approximately $0.1 million in sales resulting from that same agreement in sales for comparison purposes. This item will not occur in future years after Fiscal 2013. 8

Non - GAAP Financial Measures » For this comparison, during 2008 the Company has not included $0.5 million in pretax profits resulting from the agreement with Abbott Laboratories. During 2013, the Company has not included approximately $0.1 million in pre - tax profit resulting from that same agreement for comparison purposes. This item will not occur in future years after Fiscal 2013. » For this comparison, the Company has not included approximately $0.5 million received resulting from the demutualization of its product liability insurer in pre - tax profit in Fiscal 2013. Any future receipts resulting from this transaction after Fiscal 2013 are not expected to be material. ▪ Without these adjustments reported sales in 2008 were approximately $56.4 million and reported sales in 2013 were approximately $38.6 million. Without these adjustments reported pre - tax income in 2008 was approximately $1.3 million, and reported pre - tax loss in 2013 was a loss of approximately $2.0 million. 9